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                                   EXHIBIT 99

                                  PRESS RELEASE

                CHECK KITING IMPACTS WEST COAST BANCORP EARNINGS

West Coast Bancorp (NASDAQ: WCBO) announced its second quarter and fiscal year earnings will be reduced by a charge of approximately $1.2 million, after tax, or 7 cents per diluted share, due to a check kiting loss caused by a single commercial customer.

The Company has examined all accounts with more than a minimal deficit collected funds balance and believes it does not have a risk of additional material check kiting losses at this time. The Company has also developed new procedures to detect check kiting that it believes will significantly reduce the risk of future check kiting losses. Employee training regarding the new procedures will begin promptly.

Excluding this charge, the Company's previously announced per diluted share earnings guidance of $.22 to $.24 for the second quarter and $.94 to $.97 for FY 2001 remains unchanged. Accordingly, reflecting this charge, reported diluted per share earnings are expected to be $.15 to $.17 for the second quarter and $.87 to $.90 for FY 2001.

The Company is scheduled to hold a conference call on Thursday, May 3, 2001, at 6:30 am PDT during which it will discuss the loss, its risk assessment regarding such losses, and steps taken to reduce such losses in the future. The conference call may be accessed by dialing 1-800-553-5260 a few minutes prior to 6:30 am PDT. The call will be available for replay for one week after the call by calling 1-800-475-6701 - access code 585591.

This press release contains forward looking statements. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ from those projected, such as the risk of check-kiting and other fraudulent activity conducted in a manner not detected by the Company's policies and procedures. West Coast Bancorp undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review the risk factors described in its Annual Report on Form 10-K and other documents West Coast Bancorp files from time to time with the Securities Exchange Commission. This statement is included for the express purpose of protecting West Coast Bancorp under the securities laws.

West Coast Bancorp is a Northwest bank holding company with $1.4 billion in assets, operating 40 offices in Oregon and Washington. West Coast Bancorp is the parent company of West Coast Bank and West Coast Trust. It is the largest publicly traded bank holding company headquartered in Oregon. The Company offers a broad range of banking, investment, fiduciary and trust services.

EDITOR'S NOTE - WEST COAST BANCORP IS NOT: Nasdaq: WCBC (California)